Exhibit 99.3

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

October 7, 2022

Board of Directors

Brigham Minerals, Inc.

5914 W. Courtyard Drive

Suite 200

Austin, TX 78730

Re: Registration Statement on Form S-4 of Snapper Merger Sub I, Inc., filed October 7, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 6, 2022 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Sitio Royalties Corp. (“Parent”) and its affiliates) of all outstanding shares of Class A common stock (other than Excluded Company Shares (as defined in the Opinion Letter)), par value $0.01 per share (“Company Class Shares”), and shares of Class B common stock (other than Excluded Company Shares), par value $0.01 per share (“Company Class B Shares”), of Brigham Minerals, Inc., a Delaware corporation (the “Company”), taken in the aggregate, of the exchange ratio of 1.133 shares of (i) Class A common stock, par value $0.01 per share, of Snapper Merger Sub I, Inc., a Delaware corporation (“New Parent”) to be paid for each Company Class A Share and (ii) Class C common stock, par value $0.01 per share, of New Parent to be paid for each Company Class B Share, in each case, pursuant to the Agreement and Plan of Merger, dated as of September 6, 2022 (the “Agreement”), by and among Parent, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, New Parent, Snapper Merger Sub II, LLC, a wholly owned subsidiary of Opco LP, the Company, and Brigham Minerals Holdings, LLC, a Delaware limited liability company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Brigham’s Financial Advisor”, “The Mergers – Background of the Mergers”, “The Mergers – Brigham’s Board Recommendation; Reasons for the Mergers”, “The Mergers – Opinion of Brigham’s Financial Advisor” and “The Mergers – Certain Brigham Unaudited Prospective Financial and Operating Information” and to the inclusion of the Opinion Letter in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC